UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 2, 2012
PROS Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33554	76-0168604
(Commission File Number)	(IRS Employer Identification No.)

3100 Main Street, Suite 900	77002
Houston, TX	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(713) 335-5151

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 2, 2012, PROS Holdings, Inc., through its wholly owned subsidiary PROS, Inc. (the “Company”) entered into a $50.0 million secured Credit Agreement (the "Revolver") with Well Fargo Bank, N.A. (the “Wells Fargo”).

The Revolver is for a five year term, with interest paid at the end of the applicable one month, three month or six month interest period at a rate per annum equal to LIBOR plus an applicable margin of 1.5% to 2.25% or the Federal Funds Rate plus an applicable margin of 1.50% to 2.25%. Borrowings under the Revolver is collateralized by a first priority interest in and lien on all of the Company’s assets.

The Revolver contains affirmative and negative covenants, including covenants which restrict the ability of the Company, PROS Holdings, Inc. or any subsidiaries of PROS Holdings, Inc. to, among other things, create liens, incur additional indebtedness and engage in certain other transactions, in each case subject to certain exclusions. In addition, the Revolver contains certain financial covenants which become effective in the event the Company's Liquidity falls below $20.0 million or upon the occurrence of an Event of Default.

As of July 6, 2012, there were no outstanding borrowings under the Revolver.

The foregoing description of the Revolver is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Revolver, a copy of which is filed as Exhibit 10.1 to this report on SEC Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1	Credit Agreement between PROS, Inc. and Wells Fargo Bank, National Association dated July 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROS HOLDINGS, INC.

Date: July 9, 2012

/s/ Damian Olthoff Damian Olthoff
Secretary